Response to Item 77I

Eaton Vance Arizona Municipal Income Fund
The Fund began issuing Class I shares during the period. The terms of this share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.

Eaton Vance Michigan Municipal Income Fund
The Fund began issuing Class I shares during the period. The terms of this share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.

Eaton Vance Minnesota Municipal Income Fund
The Fund began issuing Class I shares during the period. The terms of this share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.